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                                                                    EXHIBIT 23.4






                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




We consent to the incorporation by reference herein of our report, dated May 12, 1995, relating to the balance sheets of WRDW-TV (an operating station of Television Station Partners, L.P.) as of December 31, 1994 and the related statements of income, partnership's equity and cash flows for the years ended December 31, 1993 and 1994, which report appears in the prospectus, dated September 24, 1996, of Gray Communications Systems, Inc. filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.


DELOITTE & TOUCHE LLP

New York, New York
December 11, 1996